EXHIBIT 99.1

SMTP, INC. REPORTS FOURTH QUARTER AND YEAR-END 2014 FINANCIAL RESULTS

NASHUA, N.H., March 4, 2015 – SMTP, Inc. (NASDAQ: SMTP) (the “Company”), a global provider of cloud-based e-mail services and marketing automation solutions, today reported its financial results for the fourth quarter and year ended December 31, 2014.

Fourth Quarter and Year-End 2014 Financial Highlights

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Revenues for the fourth quarter 2014 were $2.9 million, a 91% increase, compared to $1.5 million for the fourth quarter 2013. Revenues for the year ended December 31, 2014 increased to a record $7.5 million, up 30% from $5.8 million in 2013;

•

Gross profit for the fourth quarter 2014 was $2.2 million, a 68% increase, compared to $1.3 million for the fourth quarter of 2013. Gross Profit for the year 2014 was $5.8 million, up 23% from $4.7 million in 2013;

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Net loss for the fourth quarter 2014 was $1.1 million, compared to net income of $0.3 million for the same period last year. The Company posted a net loss of $0.8 million for the year ended December 31, 2014, compared to net income of $1.3 million in 2013;

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The net loss in the fourth quarter of 2014 included acquisition-related charges of $0.8 million, amortization of intangible assets of $0.3 million and stock compensation of $0.2 million, compared to stock compensation of $0.1 million in the fourth quarter of 2013.

Recent Operational Highlights

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Added approximately $700,000 in new annual recurring revenue to the SharpSpring platform during Q4, showing strong growth for a product that has been in the market less than a year;

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Accumulated more than 250 marketing agency partners using and distributing the SharpSpring product by November, within ten months of the product launch in early 2014;

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Completed the acquisition of GraphicMail on October 17, 2014, adding an international distribution network, a full service email campaign management solution product offering and strong international sales leadership to SMTP;

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SMTP’s email delivery capabilities were successfully integrated into the GraphicMail and SharpSpring technology platforms, allowing it to target customers sending larger volumes of emails.

“During 2014, we successfully executed a number of strategic initiatives that have changed the complexion of SMTP and added long-term value to the Company. Specifically, the addition of GraphicMail and SharpSpring has proven to be highly complementary to our already capable email delivery platform,” said Jonathan Strimling, CEO of SMTP.  “Out of the gate, these acquisitions have had a positive impact on SMTP.  In addition to greatly expanding our product offering, providing us with global distribution and strengthening our team, the unique combination of these companies has accelerated our growth and enabled SMTP to compete successfully head-to-head against Hubspot and Marketo.”

Liquidity

As of December 31, 2014, the Company had cash of $2.8 million, up 65% from $1.7 million at the end of 2013.

Investor Conference Call

SMTP management will host its fourth quarter and full year 2014 earnings conference call tomorrow, March 5th, at 8:30 a.m. ET.  Investors interested in participating on the live call can dial (877) 407-8133 within the U.S. or (201) 689-8040 from abroad. Investors can also access the call online through a listen-only webcast on SMTP’s website at http://investors.smtp.com/.

The webcast will be archived on the SMTP investor relations website at http://investors.smtp.com/ for 90 days and a telephonic playback of the conference call will be available by calling (877) 660-6853 within the U.S. and (201) 612-7415 from abroad. The telephonic playback will be available beginning at 10:00 a.m. ET on, March 5, 2015, and continuing through 11:59 p.m. ET on Thursday, March 19, 2015. The replay passcode is 13602284.

About SMTP, Inc.

SMTP (NASDAQ: SMTP) is a leading provider of cloud-based email services offering solutions ranging from sophisticated marketing automation systems to cost-effective SMTP relay services. All of our services are built on our robust platform for email delivery, capable of scaling individual senders to hundreds of millions of emails per month. While we have industry-leading technology, we differentiate our offerings with our dedicated service and multi-lingual support. SMTP, Inc. is headquartered in Nashua NH, and can be found on the web at http://www.smtp.com.

To download SMTP’s investor relations app please visit Apple’s App Store for the iPhone and iPad or Google Play for Android mobile devices.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “explores,” “expects,” “anticipates,” “continues,” “estimates,” “projects,” “intends,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, those events and factors described by us in Item 1.A “Risk Factors” in our most recent Form 10-K, other risks to which our Company is subject, and various other factors beyond the Company’s control.

Non-GAAP Financial Measures

Adjusted EBITDA is a "non-GAAP financial measure" presented as a supplemental measure of the Company’s performance. It is not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes this measure provides additional meaningful information in evaluating its performance over time. However, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.  A reconciliation of net income (loss) to Adjusted EBITDA is included for your reference in the financial section of this earnings press release.

Investor Contacts:

Jeffrey Goldberger / Chris Harrison
KCSA Strategic Communications
212-896-1249 / 212-896-1206

smtp@kcsa.com

Note:  Financial Schedules Attached

SMTP, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue	$2,897,429	$1,520,382	$7,499,497	$5,753,929

Cost of services	696,581	210,179	1,715,613	1,049,325
Gross profit	2,200,848	1,310,203	5,783,884	4,704,604

Operating expenses:
Sales and marketing	1,056,481	140,605	1,832,966	817,971
Research and development	441,495	48,385	803,427	234,581
General and administrative	1,115,996	607,746	3,136,613	1,710,934
Change in earn out liability	682,000	—	682,000	—
Intangible asset amortization	259,404	—	285,071	—

Total operating expenses	3,555,376	796,736	6,740,077	2,763,486

Operating income (loss)	(1,354,528)	513,467	(956,193)	1,941,118

Total other income (expense)	(6,627)	—	(16,278)	—

Income (loss) before income taxes	(1,361,155)	513,467	(972,471)	1,941,118
Provision (benefit) for income tax	(243,230)	171,097	(131,258)	668,155

Net income (loss)	$(1,117,925)	$342,370	$(841,213)	$1,272,963

Net income (loss) per share
Basic	$(0.21)	$0.11	$(0.17)	$0.42
Diluted	$(0.21)	$0.11	$(0.17)	$0.41

Weighted average common shares outstanding
Basic	5,370,813	3,097,017	4,913,903	3,004,541
Diluted	5,370,813	3,168,748	4,913,903	3,069,274

SMTP, Inc.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,
	2014	2013
Assets
Cash and cash equivalents	$2,825,520	$1,731,243
Accounts receivable	393,922	25,024
Deferred income taxes	—	183,435
Income taxes receivable	628,889	—
Other current assets	197,745	116,522
Total current assets	4,046,076	2,056,224

Property and equipment, net	281,555	327,342
Goodwill	8,901,106	—
Intangibles, net	7,895,238	—
Deferred income taxes	612,941	50,099
Deposits	30,172	29,995
Total assets	$21,767,088	$2,463,660

Liabilities and Shareholders' Equity
Accounts payable	$397,263	$79,574
Accrued expenses and other current liabilities	355,796	30,139
Deferred revenue	1,006,031	334,328
Income taxes payable	14,622	144,280
Deferred income taxes	61,578	—
Total current liabilities	1,835,290	588,321

Earn out liabilities	7,679,311	—
Total liabilities	9,514,601	588,321

Shareholders' equity:
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	5,447	3,126
Additional paid in capital	13,248,992	2,241,749
Accumulated other comprehensive income (loss)	(177,767)	—
Accumulated deficit	(824,185)	(369,536)
Total shareholders' equity	12,252,487	1,875,339

Total liabilities and shareholders' equity	$21,767,088	$2,463,660

SMTP, Inc.

RECONCILIATION TO ADJUSTED EBITDA

(Unaudited, in Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income (loss)	$(1,118)	$342	$(841)	$1,273
Provision (benefit) for income tax	(243)	171	(131)	668
Other (income) expense	7	—	16	—
Depreciation & amortization	307	46	424	102
Non-cash stock compensation	197	87	650	577
Acquisition related charges	762	—	1,172	—
Restructuring charges	36	—	36	—
Adjusted EBITDA	$(52)	$646	$1,326	$2,620